                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into by and between Gemstar TV-Guide International, Inc. (the "Company") and John Loughlin ("Employee"), as of the 9th day of September 2002 ("Effective Date").

I.      EMPLOYMENT.

        The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from September 9, 2002, to and including September 8, 2005 (the "Term"). This Agreement is subject to renewal only as set forth in Section VI below. In the event the Agreement is renewed pursuant to Section VI below, reference to the Term in this Agreement shall also refer to such renewal term.

II.     DUTIES.

        A. Employee shall serve during the course of his employment as President of TV Guide Publishing Group and shall have such other duties and responsibilities as are consistent with those generally performed by the president of a company as the Chief Executive Officer of the Company shall determine from time to time. The Company acknowledges that TV Guide Publishing Group is an operating division of the Company, provided however that the Company retains absolute discretion to reorganize the Company from time to time and that nothing in this Agreement shall in any way affect or limit such discretion.

        B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from
(i) investing in real estate for his own account, (ii) becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company, or (iii) becoming up to a 5% stockholder in any publicly held corporation whether or not in competition with the business of the Company or in competition with any present or future affiliate of the Company, The Company acknowledges that Employee currently serves as Trustee of St. Lawrence University and consents to Employee's continuing to serve St. Lawrence University in that capacity, provided however that such service does not substantially interfere with Employee's performance of his duties and responsibilities as President of TV Guide Publishing Group.

        C. For the Term of this Agreement, Employee shall report to the Chief Executive Officer of the Company.

III.    COMPENSATION.

        A. The Company will pay to Employee a base salary at the annual rate of $700,000 from September 9, 2002 through September 8, 2003, $725,000 from September 9, 2003 through September 8, 2004, and $750,000 from September 9, 2004 through September 8, 2005. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee's salary beyond these set amounts but it may not reduce it during the time he serves as President of TV Guide Publishing Group.

        B. Annual Bonus. Employee shall be paid an annual bonus (the "Bonus") at the Company's sole discretion based upon the performance of TV Guide Publishing Group and of Gemstar TV-Guide International, Inc. with a target bonus of fifty percent (50%) of salary, such bonus to be determined and paid on a calendar year basis. Notwithstanding the foregoing, Employee shall be paid a Bonus of at least $120,000 on December 31, 2002, at least $300,000 on December 31, 2003, and at least $250,000 on December 31, 2004. In the event the Agreement terminates without renewal as set forth in Section VI., the Company shall determine and pay a pro rata bonus for the 2005 calendar year in its sole discretion, with a target bonus of fifty percent (50%) of salary, within 30 days of expiration of the Agreement, provided however, that in the event the Company elects not to renew the Agreement, the minimum bonus for 2005 shall be $150,000.

        C. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

        D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company.

        E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company.

        F. Vacation. Employee shall be entitled to four (4) weeks paid vacation each year which shall be taken in accordance with the policies and practices as in effect generally with respect to other peer executives of the Company.

        G. Stock Options. The Company shall grant to Employee, subject to Compensation Committee approval and the vesting provisions described in this Agreement, nonqualified stock options (the "Options") under the Company's 1994 Stock Incentive Plan,

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as amended (the "Plan"), to acquire two hundred and fifty thousand (250,000)
shares of the Company's Common Stock ("Common Shares"). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest as follows: (i) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the first anniversary of the Effective Date, (ii) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the second anniversary of the Effective Date, (iii) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the third anniversary of the Effective Date, (iv) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the fourth anniversary of the Effective Date, and (v) fifty thousand (50,000) Options shall vest in full and become immediately exercisable on the fifth anniversary of the Effective Date. The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Effective Date, (ii) the termination of the Options pursuant to Section 4.2 of the 1994 Plan, or (iii) the termination of the Options in connection with a termination of Employee's employment with the Company as contemplated by the Option Agreement (as such term is defined below) and as modified by Section IV-D-3 below. The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the NASDAQ National Market Reporting System on lower of September 9, 2002 or the date of Compensation Committee's approval of the grant of Options. The Options shall be evidenced by a written option agreement in the form attached hereto as Exhibit A (the "Option Agreement") and shall, except as expressly provided in this Section III-G and in Sections IV-E-1 and IV-E-3 below, be subject to the terms and conditions set forth in the Plan and the Option Agreement. Additional annual Option grants may be made at Company's sole discretion.

        H. Car Allowance. The Company shall provide Employee with a car allowance of one thousand five hundred dollars ($1,500.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the term of the Agreement.

        I. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

IV.     TERMINATION.

        A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), the Company may give to Employee written notice of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 120th day after receipt of such notice by Employee, provided that, within the 120 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean either (i) a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions

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of his position, even with reasonable accommodation which does not impose an undue hardship on the Company for an aggregate of 120 days in any twelve-month period or (ii) Employee becomes eligible to receive benefits under any Long Term Disability Insurance provided by the Company. The determination of disability under subsection (i) of the preceding sentence, shall be based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company. In the event Employee's health care provider and the Company do not agree as to whether Employee has a Disability, Employee and the Company shall appoint a third-party qualified physician who shall evaluate Employee and provide a determination of whether Employee has a Disability.

        B. Cause. The Company may terminate Employee's employment for "Cause" in the event the Employee has engaged in or committed: willful misconduct; gross negligence; theft, or fraud; refusal or unwillingness to perform his duties; sexual harassment; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement. In the event the Company determines that Cause for termination exists based upon willful misconduct, gross negligence or refusal or unwillingness to perform duties and if such ground is curable, Employee shall be given thirty
(30) days to cure such ground for termination for Cause. After the expiration of any such cure period, the Company shall make a determination as to whether Employee has cured such ground for termination for Cause.

        C. Good Reason. Employee may terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:
(i) the Company requires Employee to relocate his principal office more than 50 miles of New York, New York without Employee's consent; (ii) the Company assigns Employee to a position other than President of TV Guide Publishing Group without Employee's consent; (iii) the Company requires Employee to report directly to any officer other than the Chief Executive Officer without Employee's consent;
(iv) the Company substantially diminishes Employee's duties or responsibilities; or (v) the occurrence of a Change in Control of the Company. For purposes of this Agreement, a "Change in Control" shall mean either (1) the accumulation or acquisition of a majority of the Common Shares of the Company by any person or entity which, as of the Effective Date, owned less than ten percent (10%) of the Common Shares or (2) the purchase of substantially all of the assets of the Company by any person or entity which, as of the Effective Date, owned less than ten percent (10%) of the Common Shares. Before terminating his employment with Good Reason under subsections (i)-(iv), Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the "Cure Period"). If the Company fails to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon an additional ten
(10) days' written notice. In the event Employee intends to terminate his employment upon a Change in Control, Employee must give the Company written notice of such termination within ninety (90) days after the Change in Control occurrence. For all purposes under this Agreement, any termination by Employee with Good Reason shall be treated as a termination without

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Cause and Employee shall be entitled to the payments and benefits set forth in
Section IV-E-3 pursuant to its terms.

        D. Other than Cause or Death or Disability. The Company may terminate Employee's employment at any time, with or without cause, upon 30 days' written notice.

        E.      Obligations of the Company Upon Termination.

                1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee's annual base salary through the date of termination to the extent not theretofore paid, (ii) Employee's pro rata bonus for the calendar year during which the Employee's Death or Disability occurs, and (iii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans. Upon a termination as a result of death or Disability, the Options, and any other options granted to Employee by the Company during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of three (3) years after such termination

                2. Cause. If Employee's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under
                Section IV-B, then the Company's decision to terminate shall be deemed to have been made under Section IV-D and the amounts payable under Section IV-E-3 shall be the only amounts Employee may receive for his termination.

                3. Other than Cause or Death or Disability. If the Company terminates Employee's employment for other than Cause or Death or Disability, or if Employee terminates his employment with Company for Good Reason, this Agreement shall terminate without further obligations to Employee other than (a) the timely payment of Accrued Obligations; (b) upon Employee's execution, and non-revocation, of a release substantially in the form attached hereto as Exhibit B, payment to Employee of a lump sum equal to the greater of (i) eighteen months of his then current salary, or (ii) the balance of base

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

                salary payments for all remaining years of this Agreement, including any renewal term if the Agreement has been renewed prior to the termination; and (c) payment to Employee of any remaining guaranteed bonus, less standard withholdings and other authorized deductions. Furthermore, if the Company terminates Employee's employment for other than Cause, Death or Disability, or if Employee terminates his employment with Company for Good Reason, the Options, and any other options granted to Employee by the Company during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of three (3) years after such termination.

                4. Termination By Employee Other than for Good Reason. Employee may terminate his employment with Company upon 30 days' written notice. For all purposes under this Agreement, any such termination by Employee shall be treated as a termination for Cause.

                5. Exclusive Remedy; Mitigation. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company agrees that the payments contemplated by the Agreement shall not be reduced by any compensation Employee may receive as a result of employment by any other person or entity after the termination of his employment.

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

V.      ARBITRATION.

        Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in New York, New York, before a sole arbitrator selected from the American Arbitration Association ("AAA"), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until otherwise modified by the Arbitrator; provided, however, that such provisional injunctive relief shall be sought in aid and in advance of the arbitration only. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee's employment. Employee and Company agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs (including forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

VI.     RENEWAL.

        This Agreement shall automatically renew for one additional term of three (3) years, commencing September 9, 2005, unless either Employee or the Company gives the other written notice on or before August 9, 2005, of an intent not to renew. In the event the Company notifies Employee of its election not to renew, this Agreement shall expire and terminate on September 8, 2005, and such termination shall be treated for all purposes under this Agreement as a termination by the Company without cause. In the event Employee notifies the Company of his election not to renew, this Agreement shall expire and terminate on September 8, 2005, and such termination shall be treated for all purposes under this Agreement as a termination by Employee without Good Reason.

VII.    ANTISOLICITATION.

        Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, he will not influence or attempt to influence any cable operator or satellite television provider which distributes TV Guide to its subscribers, either electronically or in hard copy, to cease

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distribution of TV Guide to its subscribers and replace TV Guide in its distribution system with any competitor of TV Guide.

IX.     SOLICITING EMPLOYEES.

        Employee promises and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months following termination of his employment or the expiration of this Agreement or renewal in accordance with
Section VI above, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in Competition with the business of the Company or any subsidiary of the Company. For the purposes of this provision, "indirectly solicit" shall mean that Employee has provided name(s) or other identifying information to aid in the solicitation of such person.

X.      CONFIDENTIAL INFORMATION.

        A. Employee, in the performance of Employee's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Employee prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee's possession or under Employee's control, provided however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

XI.     SUCCESSORS.

        A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

        B. This Agreement may not be assigned by the Company without Employee's prior written consent, unless such assignment is made in connection with a Change in

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Control, in which case, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. With respect to any assignment of this Agreement by Company requiring Employee's prior written consent, no such permitted assignment shall relieve the Company of its obligations or liability hereunder unless Employee otherwise agrees in writing.

XII.    WAIVER.

        No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII.   MODIFICATION.

        This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company's Chief Executive Officer.

XIV.    SAVINGS CLAUSE.

        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV.     COMPLETE AGREEMENT.

        This Agreement constitutes and contains the entire agreement and final understanding concerning Employee's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

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

XVI.    GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of New York without regard to principles of conflict of laws.

XVII.   CONSTRUCTION.

        Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII.  COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at ___________________________ or addressed to the Company at ____________________________. Either party may change the address at which notice shall be given by written notice given in the above manner.

XIX.    EXECUTION.

        This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

        In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

                                          GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                                          By /s/ Jeff Shell
                                            ----------------------------
                                          Its CEO
                                            ----------------------------

                                          JOHN LOUGHLIN

                                          /s/ John Loughlin
                                          ------------------------------

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

                                    EXHIBIT A
                                OPTION AGREEMENT

                                    EXHIBIT B
                            General Release Agreement

        This General Release Agreement (the "Agreement") is entered into as of ______, 200_, by and between John Loughlin (the "Employee") and GEMSTAR TV GUIDE INTERNATIONAL, INC. (the "Company"). Employee and the Company are parties to an Employment Agreement dated as of September 9, 2002 (the "Employment Agreement").

        Employee's employment with the Company will terminate effective on _______, 200_ (the "Termination Date"). In exchange for the severance pay and other severance benefits provided to Employee under Section IV-E-3 of the Employment Agreement, and except for the obligations of Company under such
Section IV-E-3, Employee hereby covenants not to sue and releases the Company, and its subsidiaries, parent and affiliated entities, past and present, and each of them, as well as their respective trustees, directors, officers, agents, employees, shareholders, assignees, successors, attorneys, and insurers, past and present, and each of them (individually and collectively referred to herein as "Releasees"), from any and all claims, wages, agreements, contracts, obligations, covenants, demands, costs, expenses, attorneys' fees, rights, debts, liens, and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his employment or any other transactions, occurrences, acts or omissions, or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted, prior to the execution of this Agreement, whether based on contract, tort, common law, or statute. Employee acknowledges by the execution of this Agreement that he has no further claims against the Releasees other than for the performance of the obligations set forth in Section IV-E-3 of the Employment Agreement.

        The Employee hereby acknowledges that he has read this Agreement, understands its contents and agrees to its terms and conditions knowingly, voluntarily and of his own free will. Specifically, the Employee agrees: (a) that he is releasing any and all claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any federal, state or local fair employment acts arising up to the date of the execution of this Agreement; (b) that the consideration being received by the Employee is greater than he would have been entitled to receive before signing this Agreement; (c) that the Employee is hereby advised to consult an attorney of his choice prior to the execution of this Agreement; (d) that the Employee was given twenty-one (21) days from the date of receipt of this Agreement to decide whether or not to execute it; and (e) that the Employee has seven (7) days from the execution of this Agreement to revoke its execution and this Agreement will become null and void if he elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event of such revocation, the Company will not have any obligations under this Agreement or Section IV-E-3 of the Employment Agreement except for the payment of Accrued Obligations as defined in the Employment Agreement.

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

        If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

        The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the ________ day of ______ 200_.

                                          JOHN LOUGHLIN


                                          ------------------------------


                                          GEMSTAR-TV GUIDE INTERNATIONAL, INC.


                                          By
                                            ----------------------------
                                          Its
                                            ----------------------------

                                       13